Exhibit 1.2

Execution Version

JONES ENERGY HOLDINGS, LLC

JONES ENERGY FINANCE CORP.,

as Issuers

and

GSO SPECIAL SITUATIONS MASTER FUND LP

GSO ENERGY MARKET OPPORTUNITIES FUND LP

MTP ENERGY MASTER FUND LTD

MTP ENERGY OPPORTUNITIES FUND LLC

TRIANGLE PEAK PARTNERS II, LP

as Purchasers

9.25% SENIOR UNSECURED NOTES DUE 2023

NOTE PURCHASE AGREEMENT

Dated as of February 10, 2015

This Note Purchase Agreement (this “Agreement”), dated as of February 10, 2015, is among Jones Energy Holdings, LLC, a Delaware limited liability company (“JEH LLC”), and Jones Energy Finance Corp., a Delaware corporation (“Finance Corp” and, together with JEH LLC, the “Issuers”), and GSO Special Situations Master Fund LP, GSO Energy Market Opportunities Fund LP, MTP Energy Master Fund Ltd, MTP Energy Opportunities Fund LLC and Triangle Peak Partners II, LP, as purchasers (in such capacity, the “Purchasers”).  Certain terms used herein are defined in Section 20 hereof.

RECITALS:

WHEREAS, the Issuers desire to issue and sell to the Purchasers, and the Purchasers desire to purchase from the Issuers, $250,000,000 aggregate principal amount of the Issuers’ 9.25% Senior Unsecured Notes due 2023 (the “Notes”), in each case, on the terms and subject to the conditions set forth herein;

WHEREAS, Jones Energy, Inc., a corporation organized under the laws of Delaware (the “Company”), is the direct or indirect owner of each of the Issuers, Nosley Assets, LLC, a Delaware limited liability company (“Nosley”) and Jones Energy, LLC, a Texas limited liability company (“Jones LLC”);  Nosley and Jones LLC are referred to herein collectively as the “Subsidiary Guarantors” and, together with the Company, the “Guarantors;” The Issuers and the Guarantors together are sometimes collectively referred to herein as the “JEH Parties;”

WHEREAS, the Notes will be issued pursuant to an indenture, in a form reasonably acceptable to the Issuers and the Purchasers with terms, negative covenants and affirmative covenants substantially in the form attached hereto as Annex B (the “Description of Notes”) (including such amendments as are required by The Depository Trust Company to make the Notes eligible for its book-entry delivery and depository services) and to be dated as of the Closing Date, among the Issuers, the Guarantors and the trustee named therein (as amended, supplemented or otherwise modified from time to time, the “Indenture”);

WHEREAS, the Issuers’ payment obligations under the Notes, including the due and punctual payment of interest thereon, will be unconditionally guaranteed (the “Guarantees,” and together with the Notes, the “Securities”), on an unsecured basis, by each of the Guarantors; and

WHEREAS, the Purchasers will be entitled to the benefits of a registration rights agreement, to be dated as of the Closing Date (as defined in Section 3), among the Issuers and the Purchasers (the “Registration Rights Agreement”), pursuant to which the Issuers agree to file a registration statement with the Commission registering the exchange of the Notes for registered notes with terms substantially identical to the Notes (the “Exchange Notes”) and the Guarantees (the “Exchange Guarantees”, and together with the Exchange Notes, the “Exchange Securities”) or resale of the Notes under the Act.

NOW THEREFORE, in consideration of the premises and of the respective representations, warranties, covenants and conditions contained in this Agreement, the parties to this Agreement agree as follows:

1.                                      Representations and Warranties.  Each of the JEH Parties jointly and severally represents and warrants to, or acknowledges to, as applicable, as of the date hereof and the Closing Date, each Purchaser as follows.

(a)                                 None of the JEH Parties, any of their respective Affiliates, or any person acting on its or their behalf has, directly or indirectly, made offers or sales of any security, or solicited offers to buy, any security under circumstances that would require the registration of the Securities under the Act.

(b)                                 None of the JEH Parties, any of their respective Affiliates, or any person acting on its or their behalf has: (i) engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Securities or (ii) engaged in any directed selling efforts (within the meaning of Regulation S) with respect to the Securities; and each of the JEH Parties, their respective Affiliates and each person acting on its or their behalf has complied with the offering restrictions requirement of Regulation S.

(c)                                  No registration under the Act of the Securities is required for the offer and sale of the Securities to the Purchasers in the manner contemplated herein.

(d)                                 None of the JEH Parties is, and after giving effect to the offering and sale of the Securities and the application of the proceeds thereof, each will not be, an “investment company” as defined in the Investment Company Act.

(e)                                  Each of the JEH Parties has not paid or agreed to pay to any person any compensation for soliciting another to purchase any securities of the Issuers (except as contemplated in this Agreement).

(f)                                   None of the JEH Parties has taken, directly or indirectly, any action designed to or that has constituted or that might reasonably be expected to cause or result, under the Exchange Act or otherwise, in stabilization or manipulation of the price of any security of the Issuers to facilitate the sale or resale of the Securities.

(g)                                  Each of the JEH Parties has been duly organized or incorporated and is validly existing as a limited liability company or corporation, as the case may be, in good standing under the laws of the jurisdiction in which it is chartered or organized with full limited liability company or corporate power and authority, as the case may be, to own or lease, as the case may be, and to operate its properties and conduct its business, and is duly qualified to do business as a foreign entity and is in good standing under the laws of each jurisdiction that requires such qualification, except where the failure to be so qualified or in good standing or have such power or authority would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (as defined in Section 1(n)).

(h)                                 The Company has an authorized capitalization as set forth in the Company SEC Documents; all the outstanding shares of capital stock of the Company have been duly and validly authorized and issued and are fully paid and non-assessable and are not subject to any pre-emptive or similar rights; except as set forth in the Company SEC Documents, there are no outstanding rights (including, without limitation, pre-emptive rights), warrants or options to acquire, or instruments convertible into or exchangeable for, any shares of capital stock or other equity interest in the Company, or any contract, commitment, agreement, understanding or arrangement of any kind relating to the issuance of any capital stock or other equity interests of the Company, any such convertible or exchangeable securities or any such rights, warrants or options; the Company owns approximately 25.4% of the issued and outstanding membership interests in JEH LLC (“JEH LLC Units”); such JEH LLC Units are not subject to any pre-emptive or similar rights; except as set forth in the Company SEC Documents, there are no outstanding rights (including, without limitation, pre-emptive rights), warrants or options to acquire, or instruments convertible into or exchangeable for, any membership interests or other equity interest in JEH LLC, or any contract, commitment, agreement, understanding or arrangement of any kind relating to the issuance of any membership interests or other equity interests in JEH LLC, any such convertible or exchangeable securities or any such rights, warrants or options; the JEH LLC Units have been duly and validly authorized and issued, fully paid and non-assessable (except as such nonassessability may be affected by Sections 18-607 and 18-804 of the Delaware LLC Act, as applicable, and limited to the extent set forth in JEH LLC’s organizational documents) and are owned by the Company, free and clear of any lien, charge, encumbrance, security interest, restriction on voting or transfer or any other claim of any third party, except as may exist pursuant to that certain Credit Agreement, dated as of December 31, 2009, among Jones Energy Holdings, LLC, as Borrower, Wells Fargo Bank, N.A., as Administrative Agent, Wells Fargo Securities, LLC, as Sole Lead Arranger and Sole Bookrunner, and the lenders thereto, as amended through the date hereof (the “Credit Agreement”); and JEH LLC owns 100% of the outstanding shares of capital stock of Finance Corp (the “Finance Corp Shares”); such Finance Corp Shares are not subject to any pre-emptive or similar rights; except as described in the Company SEC Documents, there are no outstanding rights (including, without limitation, pre-emptive rights), warrants or options to acquire, or instruments convertible into or exchangeable for, any shares of capital stock or other equity interest in Finance Corp, or any contract, commitment, agreement, understanding or arrangement of any kind relating to the issuance of any capital stock or other equity interests of Finance Corp, any such convertible or exchangeable securities or any such rights, warrants or options; the Finance Corp Shares have been duly and validly authorized and issued, fully paid and non-assessable and are owned by JEH LLC, free and clear of any lien, charge, encumbrance, security interest, restriction on voting or transfer or any other claim of any third party, except as may exist pursuant to the Credit Agreement.

(i)                                     All the outstanding membership interests in each of the Subsidiary Guarantors are not subject to any pre-emptive or similar rights; except as described in the Company SEC Documents, there are no outstanding rights (including, without limitation, pre-emptive rights), warrants or options to acquire, or instruments convertible into or exchangeable for, any membership interests or other equity interest in any of the Subsidiary Guarantors or any of their respective subsidiaries, or any contract, commitment, agreement, understanding or arrangement of any kind relating to the issuance of any membership interests or other equity interests in any of the Subsidiary Guarantors or any such subsidiary, any such convertible or exchangeable securities or any such rights, warrants or options; and all the outstanding membership interests or other equity interests in each of the Subsidiary Guarantors and each of their respective subsidiaries have been duly and validly authorized and issued, are fully paid and non-assessable (except as such nonassessability may be affected by Sections 18-607 and 18-804 of the Delaware LLC Act and Sections 101.206 and 101.613 of the Texas Business Organization Code, as

applicable, and limited to the extent set forth in each entity’s organizational documents) and are owned directly or indirectly by JEH LLC, free and clear of any lien, charge, encumbrance, security interest, restriction on voting or transfer or any other claim of any third party, except as may exist pursuant to the Credit Agreement.

(j)                                    Each of the JEH Parties has full corporate or limited liability company right, power and authority to execute and deliver this Agreement, the Registration Rights Agreement and the Indenture, and in the case of the Issuers, the Notes and the Exchange Notes, and in the case of the Guarantors, the Guarantees and Exchange Guarantees (collectively, the “Transaction Documents”), and to perform its obligations hereunder and thereunder and all action required to be taken for due and proper authorization, execution and delivery and the consummation of the transactions has been validly taken.  Each of this Agreement and the Registration Rights Agreement has been duly authorized, executed and delivered by the JEH Parties; the Indenture has been duly authorized by the JEH Parties and, assuming due authorization, execution and delivery thereof by the Trustee, when executed and delivered by the JEH Parties, will constitute a legal, valid, binding instrument enforceable against the JEH Parties in accordance with its terms (subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors’ rights generally from time to time in effect and to general principles of equity); and the Securities and Exchange Securities have been duly authorized and, with respect to the Notes, when executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Purchasers, will have been duly executed and delivered by the Issuers and will constitute the legal, valid and binding obligations of the Issuers entitled to the benefits of the Indenture (subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors’ rights generally from time to time in effect and to general principles of equity); and when the Notes have been duly issued and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Purchasers, the Guarantees will constitute the legal, valid and binding obligations of the Guarantors entitled to the benefits of the Indenture (subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors’ rights generally from time to time in effect and to general principles of equity).

(k)                                 No consent, approval, authorization, filing with or order of any court or governmental agency or body is required in connection with the transactions contemplated herein, in the Registration Rights Agreement or in the Indenture, except (i) consents as may be required under the blue sky laws of any jurisdiction in which the Securities are offered and sold, (ii) in the case of the Registration Rights Agreement, consents as will be obtained under the Act and the Trust Indenture Act and (iii) consents that have been, or prior to the Closing Date will be, obtained.

(l)                                     None of the execution and delivery of this Agreement, the Registration Rights Agreement or the Indenture, the issuance and sale of the Securities, the issuance of the Exchange Securities, or the consummation of any other of the transactions herein or therein contemplated, or the fulfillment of the terms hereof or thereof will conflict with, result in a breach or violation or imposition of any lien, charge or encumbrance upon any property or assets of the JEH Parties or any of their respective subsidiaries pursuant to, (i) the charter or by-laws or comparable constituting documents of any of the JEH Parties or any of their respective subsidiaries; (ii) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which any of the JEH Parties or any of their respective subsidiaries is a party or bound or to which its or their property is subject; or (iii) any statute, law, rule, regulation, judgment, order or decree of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over any of the JEH Parties or any of their respective subsidiaries or any of its or their properties except, in the case of clauses (ii) and (iii) above, for any such conflict, breach, violation or default that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(m)                             The historical combined financial statements included in the Company SEC Documents (including the related notes thereto) of the Company and its consolidated subsidiaries comply in all material respects with the applicable requirements of the Act and present fairly in all material respects the financial position of the Company and its consolidated subsidiaries as of the dates indicated and the results of their operations and the changes in their cash flows for the periods specified; the statement of revenues and direct operating expenses of Sabine Mid-Continent LLC, a Delaware limited liability company, and its consolidated subsidiaries (collectively, “Sabine”) (including the related notes thereto) complies in all material respects with the applicable requirements of the Act and presents fairly in all material respects the results of operations related to such interests for the period specified; all such financial statements have been prepared in conformity with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis throughout the periods covered thereby, and any supporting schedules included therein present fairly in all material respects the information required to be stated therein.

(n)                                 No action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving any JEH Party or any of their respective subsidiaries or its or their property is pending or, to the best knowledge of each JEH Party, threatened that (i) could reasonably be expected to have a material adverse effect on the performance of this Agreement, the Indenture or the Registration Rights Agreement or the consummation of any of the transactions contemplated hereby or thereby or (ii) could reasonably be expected to have a material adverse effect on the condition (financial or otherwise), prospects, earnings, business or properties of the JEH Parties and their respective subsidiaries, taken as a whole, whether or not arising from transactions in the ordinary course of business (a “Material Adverse Effect”), except as set forth set forth in the Company SEC Documents.

(o)                                 The JEH Parties and their respective subsidiaries have good and marketable title in fee simple (in the case of real property) to, or have valid and marketable rights to lease or otherwise use, all items of real and personal property that are material to the respective businesses of the JEH Parties and their respective subsidiaries, in each case free and clear of all liens, encumbrances, claims and defects of title except those that (i) do not materially interfere with the use made and proposed to be made of such property by the JEH Parties and their respective subsidiaries, (ii) could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect or (iii) are created under or permitted by the Credit Agreement.

(p)                                 None of the JEH Parties or any of their respective subsidiaries is in violation or default of (i) any provision of its charter or bylaws or comparable constituting documents;

(ii) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which it is a party or bound or to which its property is subject; or (iii) any statute, law, rule, regulation, judgment, order or decree applicable to such JEH Party or subsidiary of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over such JEH Party or subsidiary or any of its properties, as applicable, except, in the case of clauses (ii) and (iii) above, for any such conflict, breach, violation or default that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(q)                                 PricewaterhouseCoopers LLP, who has certified certain financial statements of the Company, JEH LLC and their respective subsidiaries, is an independent registered public accounting firm with respect to the Company, JEH LLC and their respective subsidiaries within the applicable rules and regulations adopted by the Commission and the Public Company Accounting Oversight Board (United States) and as required by the Act.  PricewaterhouseCoopers LLP, who has certified certain financial statements of Sabine is an independent registered public accounting firm with respect to the Company, JEH LLC and their respective subsidiaries within the applicable rules and regulations adopted by the Commission and the Public Company Accounting Oversight Board (United States) and as required by the Act.

(r)                                    On and immediately after the Closing Date, each of the JEH Parties (after giving effect to the issuance and sale of the Notes and the issuance of the Guarantees will be Solvent.  As used in this paragraph, the term “Solvent” means, with respect to a particular date and entity, that on such date (i) the fair value (and present fair saleable value) of the assets of such entity is not less than the total amount required to pay the probable liability of such entity on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured; (ii) such entity is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and commitments as they mature and become due in the normal course of business; (iii) assuming consummation of the issuance and sale of the Notes and the issuance of the Guarantees as contemplated by this Agreement, such entity does not have, intend to incur or believe that it will incur debts or liabilities beyond its ability to pay as such debts and liabilities mature; (iv) such entity is not engaged in any business or transaction, and does not propose to engage in any business or transaction, for which its property would constitute unreasonably small capital; and (v) such entity is not a defendant in any civil action that would result in a judgment that such entity is or would become unable to satisfy.

(s)                                   Cawley Gillespie & Associates, Inc. (“CGA”), who has prepared the reserve reports and estimates of proved reserves provided to the Purchasers, has represented to the Company and JEH LLC that they are, and the Company and JEH LLC believe them to be, independent reserve engineers with respect to the JEH Parties and their respective subsidiaries within the applicable rules and regulations adopted by the Commission and as required by the Act.

(t)                                    The oil and natural gas proved reserve estimates of the Company, JEH LLC and their respective subsidiaries provided to the Purchasers are derived from reports that have been prepared by CGA, and such estimates fairly reflect, in all material respects, the oil and natural gas reserves attributable to the Company, JEH LLC and their respective subsidiaries at the dates indicated therein and are prepared in accordance, in all material respects, with Commission guidelines applied on a consistent basis throughout the periods involved.

(u)                                 Each of the JEH Parties and their respective subsidiaries has good and defensible title to all of its oil and gas properties in each case free and clear of all liens, encumbrances and defects, except (i) such as are described in the Company SEC Documents, (ii) such as are created under or permitted by the Credit Agreement, or (iii) such as do not materially interfere with the use of the properties of the JEH Parties and their respective subsidiaries taken as a whole; and all of the leases and subleases under which the JEH Parties or any of their respective subsidiaries holds or uses properties described in the Company SEC Documents are in full force and effect, with such exceptions as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, and none of the JEH Parties or any of their respective subsidiaries has any notice of any material claim of any sort that has been asserted by anyone adverse to the rights of the JEH Parties or their respective subsidiaries under any of the leases or subleases mentioned above, or affecting or questioning the rights of the JEH Parties or any respective subsidiary thereof to the continued possession or use of the leased or subleased premises, except for such claims that, if successfully asserted, would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; provided however, that the enforceability of such leases and subleases, as the case may be, may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(v)                                 The JEH Parties and their respective subsidiaries have such consents, easements, rights-of-way or licenses from any person (“rights-of-way”) as are necessary to enable the JEH Parties and their respective subsidiaries to conduct their respective businesses in the manner described in the Company SEC Documents, except for such rights-of-way the failure of which to obtain would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.  The rights-of-way owned by the JEH Parties and their respective subsidiaries are subject only to such qualifications, reservations and encumbrances as may be set forth in the Company SEC Documents or as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(w)                               The JEH Parties and their respective subsidiaries own or possess adequate rights to use all material patents, patent applications, trademarks, service marks, trade names, trademark registrations, service mark registrations, copyrights, licenses and know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures) necessary for the conduct of their respective businesses as currently conducted and as proposed to be conducted, and the conduct of their respective businesses will not conflict in any material respect with any such rights of others, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. None of the JEH Parties or their respective subsidiaries has received any notice of any claim of infringement, misappropriation or conflict with any such rights of others in connection with its patents, patent rights, licenses, inventions, trademarks, service marks, trade names, copyrights and know-how, which could reasonably be expected to result in a Material Adverse Effect.

(x)                                 There are no stamp or other issuance or transfer taxes or duties or other similar fees or charges required to be paid in connection with the execution and delivery of this Agreement or the issuance or sale of the Securities.

(y)                                 Each of the JEH Parties has filed all applicable tax returns that are required to be filed or has requested extensions thereof (except in any case in which the failure so to file would not have a Material Adverse Effect and except as set forth in the Company SEC Documents and has paid all taxes required to be paid by it and any other assessment, fine or penalty levied against it, to the extent that any of the foregoing is due and payable, except for any such assessment, fine or penalty that is currently being contested in good faith or as would not have a Material Adverse Effect and except as set forth in the Company SEC Documents.

(z)                                  Except as would not reasonably be expected to have a Material Adverse Effect, no labor problem or dispute with the employees of any of the JEH Parties or any of their respective subsidiaries exists or, to the knowledge of the JEH Parties, is threatened or imminent, and each of the JEH Parties is not aware of any existing or imminent labor disturbance by the employees of any of its or its subsidiaries’ principal suppliers, contractors or customers.

(aa)                          No Guarantor is currently prohibited, directly or indirectly, from paying any dividends or distributions to the Issuers, from making any other distribution on such Guarantor’s capital stock or equity interests, from repaying to the Issuers any loans or advances to such Guarantor from the Issuers or from transferring any of such Guarantor’s property or assets to the Issuers or any other Guarantor of the Issuers, except as described in the Company SEC Documents.

(bb)                          The JEH Parties and each of its subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are reasonably adequate to protect each of the JEH Parties and their respective subsidiaries and their respective businesses; all policies of insurance and fidelity or surety bonds insuring the JEH Parties or any of their respective subsidiaries or their respective businesses, assets, employees, officers and directors are in full force and effect; the JEH Parties and their respective subsidiaries are in compliance with the terms of such policies and instruments; there are no claims by any of the JEH Parties or any of their respective subsidiaries under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause; none of the JEH Parties or any of their respective subsidiaries has been refused any insurance coverage sought or applied for; and none of the JEH Parties or any of their respective subsidiaries has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect except as set forth in the Company SEC Documents.

(cc)                            The JEH Parties and their respective subsidiaries possess all licenses, certificates, permits and other authorizations issued by, and have made all declarations and filings with, the appropriate federal, state, local or foreign governmental or regulatory authorities that are necessary for the ownership or lease of their respective properties or the conduct of their respective businesses as described in the Company SEC Documents, except where the failure to possess or make the same would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and except as described in the Company SEC Documents, none of the JEH Parties or any of their respective subsidiaries has received notice of any revocation or modification of any such license, certificate, permit or authorization or has any reason to believe that any such license, certificate, permit or authorization will not be renewed in the ordinary course.

(dd)                          The JEH Parties maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  Except as disclosed in the Company SEC Documents, since the date of the latest audited financial statements included in the Company SEC Documents, there has been no material weakness identified in the internal control over financial reporting of the Company or JEH LLC.

(ee)                            The Company and its subsidiaries maintain “disclosure controls and procedures” (as such term is defined in Rule 13a-15(e) under the Exchange Act); such disclosure controls and procedures are effective.

(ff)                              There is and has been no failure on the part of the Company and any of the Company’s directors or officers, in their capacities as such, to comply with any provision of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith (the “Sarbanes-Oxley Act”), including Section 402 relating to loans and Sections 302 and 906 relating to certifications.

(gg)                            (i) The Company, JEH LLC and their respective subsidiaries (a) are in compliance with any and all applicable federal, state, local and foreign laws, rules, regulations, requirements, decisions, judgments, decrees, orders and the common law relating to pollution or the protection of the environment, natural resources or human health or safety, including those relating to the generation, storage, treatment, use, handling, transportation, Release or threat of Release of Hazardous Materials (collectively, “Environmental Laws”), (b) have received and are in compliance with all permits, licenses, certificates or other authorizations or approvals required of them under applicable Environmental Laws to conduct their respective businesses, (c) have not received notice of any actual or potential liability under or relating to, or actual or potential violation of, any Environmental Laws, including for the investigation or remediation of any Release or threat of Release of Hazardous Materials, and have no knowledge of any event or condition that would reasonably be expected to result in any such notice, (d) are not conducting or paying for, in whole or in part, any investigation, remediation or other corrective action pursuant to any Environmental Law at any location, and (e) are not a party to any order, decree or agreement that imposes any obligation or liability under any Environmental Law, and (ii) there are no costs or liabilities associated with Environmental Laws of or relating to the Company, JEH LLC or their respective subsidiaries, except in the case of each of (i) and (ii) above, for any such matter, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and (iii) except as described in the Company SEC

Documents (a) there are no proceedings that are pending, or that are known to be contemplated, against the Company, JEH LLC or any of their respective subsidiaries under any Environmental Laws in which a governmental entity is also a party, other than such proceedings regarding which it is reasonably believed no monetary sanctions of $100,000 or more will be imposed, (b) the Company, JEH LLC and their respective subsidiaries are not aware of any facts or issues regarding compliance with Environmental Laws, or liabilities or other obligations under Environmental Laws, including the Release or threat of Release of Hazardous Materials, that could reasonably be expected to have a Material Adverse Effect on the capital expenditures, earnings or competitive position of the Company, JEH LLC and their respective subsidiaries, and (c) none of the Company, JEH LLC or their respective subsidiaries anticipates material capital expenditures relating to any Environmental Laws.

(hh)                          There has been no storage, generation, transportation, use, handling, treatment, Release or threat of Release of Hazardous Materials by or caused by the Company, JEH LLC or any of their respective subsidiaries (or, to the knowledge of the Company, JEH LLC or any of their respective subsidiaries, any other entity (including any predecessor) for whose acts or omissions the Company, JEH LLC or any of their respective subsidiaries is or could reasonably be expected to be liable) at, on, under or from any property or facility now or previously owned, operated or leased by the Company, JEH LLC or any of their respective subsidiaries, or at, on, under or from any other property or facility, in violation of any Environmental Laws or in a manner or amount or to a location that could reasonably be expected to result in any liability under any Environmental Law, except for any violation or liability which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  “Hazardous Materials” means any material, chemical, substance, waste, pollutant, contaminant, compound, mixture, or constituent thereof, in any form or amount, including petroleum (including crude oil or any fraction thereof) and petroleum products, natural gas liquids, asbestos and asbestos containing materials, naturally occurring radioactive materials, brine, and drilling mud, regulated or which can give rise to liability under any Environmental Law.  “Release” means any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, or migrating in, into or through the environment, or in, into from or through any building or structure.  Except as set forth in the Company SEC Documents, none of the JEH Parties has received notice that it has been named as a “potentially responsible party” for a release of hazardous substances from a facility listed on the National Priorities List under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

(ii)                                  Except, in each case, for any such matter as would not reasonably be expected to have a Material Adverse Effect, the trust forming part of each plan which is intended to be qualified under Section 401 of the Code is so qualified; none of the JEH Parties or any of their respective subsidiaries maintains or is required to contribute to a “welfare plan” (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended, and the regulations and published interpretations thereunder (“ERISA”)) which provides retiree or other post-employment welfare benefits or insurance coverage (other than “continuation coverage” (as defined in Section 602 of ERISA) and which cannot be terminated unilaterally by the JEH Parties or any of their respective subsidiaries without liability to the JEH Parties or any of their respective subsidiaries (other than liability for benefits accrued to the date of such termination pursuant to the terms of the plan); each pension plan and welfare plan (as defined in Section 3(3)

of ERISA) established or maintained by the Company and/or one or more of its subsidiaries is in compliance in all material respects with the currently applicable provisions of ERISA; and none of the JEH Parties or any of their respective subsidiaries has incurred or could reasonably be expected to incur any withdrawal liability under Section 4201 of ERISA, any liability under Section 4062, 4063, or 4064 of ERISA, or any other liability under Title IV of ERISA (other than contributions to  a pension plan subject to Title IV of ERISA or premiums to the Pension Benefit Guaranty Corporation (the “PBGC”) in the ordinary course and without default).

(jj)                                The subsidiaries listed on Annex A attached hereto are the only “significant subsidiaries” of the Company (as defined in Rule 1-02 of Regulation S-X).

(kk)                          The operations of the JEH Parties and their respective subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transaction Reporting Act of 1970, as amended, the money laundering statutes of all applicable jurisdictions and the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving any of the JEH Parties or their respective subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of each of the JEH Parties, threatened.

(ll)                                  Except, in each case, for any such matter as would not reasonably be expected to have a Material Adverse Effect, none of the following events has occurred or exists:  (i) a failure to fulfill the obligations, if any, under the minimum funding standards of Section 302 of ERISA with respect to a Plan, determined without regard to any waiver of such obligations or extension of any amortization period; (ii) an audit or investigation by the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other federal or state governmental agency or any foreign regulatory agency with respect to any Plan; or (iii) any breach of any contractual obligation, or any violation of law with respect to the employment or compensation of employees by the JEH Parties or any of their respective subsidiaries.  Except, in each case, for any such matter as would not reasonably be expected to have a Material Adverse Effect, none of the following events has occurred or is reasonably likely to occur:  (i) a material increase in the aggregate amount of contributions required to be made to all Plans in the current fiscal year of the Company and its subsidiaries compared to the amount of such contributions made in the most recently completed fiscal year of the Company and its subsidiaries; or (ii) a material increase in the “accumulated post-retirement benefit obligations” (within the meaning of Statement of Financial Accounting Standards 106) of the Company and its subsidiaries compared to the amount of such obligations in the most recently completed fiscal year of the Company and its subsidiaries.  For purposes of this paragraph, the term “Plan” means a plan (within the meaning of Section 3(3) of ERISA) subject to Title IV of ERISA with respect to which any of the JEH Parties or any of their respective subsidiaries may have any liability.

(mm)                  Neither the Company nor any of its subsidiaries nor, to the knowledge of each of the JEH Parties, any director, officer, manager, agent, employee or affiliate of the Company or any of its subsidiaries (i) is currently subject to any sanctions imposed by the United States (including any administered or enforced by the Office of Foreign Assets Control of the

U.S. Treasury Department (“OFAC”) or (ii) will, directly or indirectly, use the proceeds of this offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person in any manner that will result in a violation of any economic sanctions imposed by the United States (including any administered or enforced by OFAC, the U.S. Department of State, or the Bureau of Industry and Security of the U.S. Department of Commerce), the United Nations Security Council, the European Union, or the United Kingdom (including sanctions administered or controlled by Her Majesty’s Treasury) (collectively, “Sanctions” and such persons, “Sanction Persons”) by, or could result in the imposition of Sanctions against, any person (including any person participating in the offering, whether as underwriter, advisor, investor or otherwise).

(nn)                          Neither the Company nor any of its subsidiaries nor, to the knowledge of each of the JEH Parties, any director, officer, manager, agent, employee or affiliate of the Company or any of its subsidiaries, is a person that is, or is 50% or more owned or otherwise controlled by a person that is: (i) the subject of any Sanctions; or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions that broadly prohibit dealings with that country or territory (currently, Cuba, Iran, North Korea, Sudan, and Syria) (collectively, “Sanctioned Countries” and each, a “Sanctioned Country”).

(oo)                          Except as is not material to the analysis under any Sanctions, neither the Company nor any of its subsidiaries has engaged in any dealings or transactions with or for the benefit of a Sanctioned Person, or with or in a Sanctioned Country, in the preceding 3 years, nor does the Company or any of its subsidiaries have any plans to increase its dealings or transactions with Sanctioned Persons, or with or in Sanctioned Countries.

(pp)                          Neither the Company nor any of its subsidiaries nor, to the knowledge of each of the JEH Parties, any director, officer, manager, agent, employee or Affiliate of the Company or any of its subsidiaries is aware of or has taken any action, directly or indirectly, that has resulted or would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA; and each JEH Party, their respective subsidiaries and, to the knowledge of each of the JEH Parties, its Affiliates have conducted their businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

(qq)                          Neither Issuer is engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), or extending credit for the purpose of purchasing or carrying margin stock.

(rr)                                The Issuers will use the proceeds of the Notes solely to repay borrowings under the Credit Agreement and to pay transaction costs incurred in connection therewith.

(ss)                              Any certificate signed by any officer of the JEH Parties and delivered to the Purchasers or their counsel in connection with the offering of the Securities shall be deemed a representation and warranty by such JEH Party, as to matters covered thereby, to each Purchaser.

2.                                      Purchase and Sale.  Subject to the terms and conditions and in reliance upon the representations and warranties herein set forth, the Issuers agree to sell to each Purchaser, and each Purchaser agrees, severally and not jointly, to purchase from the Issuers, at a purchase price of 94.59% of the principal amount thereof, plus accrued interest, if any, from February 23, 2015 to the Closing Date, the principal amount of Securities set forth opposite such Purchaser’s name in Schedule I hereto.

3.                                      Delivery and Payment.  Delivery of and payment for the Securities shall be made at 10:00 A.M., New York City time, on February 23, 2015, or at such time on such later date not more than three Business Days after the foregoing date as the Purchasers shall designate, which date and time may be postponed by agreement between the Purchasers and the Issuers (such date and time of delivery and payment for the Securities being herein called the “Closing Date”).  Delivery of the Securities shall be made to the Purchasers against payment by the several Purchasers of the purchase price thereof to or upon the order of the Issuers by wire transfer payable in same-day funds to the account specified by the Issuers.  Delivery of the Securities shall be made through the facilities of The Depository Trust Company unless the Purchasers shall otherwise instruct.

4.                                      Representations and Warranties of the Purchasers.  Each Purchaser represents and warrants, or acknowledges, as applicable, as of the date hereof and the Closing Date as follows:

(a)                                 Such Purchaser is (a) an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act; (b) aware that the sale of the Notes to it is being made in reliance on a private placement exemption from registration under the Securities Act; and (c) acquiring the Securities for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof in a manner that would violate the Securities Act; provided, however, that by making such representations herein, such Purchaser does not agree to hold any of the Securities for any minimum or other specific term and reserves the right to dispose of the Securities at any time in accordance with or pursuant to a registration statement or an exemption under the Securities Act.

(b)                                 Such Purchaser understands and agrees that the Securities are being offered in a transaction not involving any public offering within the meaning of the Securities Act, that such Securities have not been and will not be registered under the Securities Act and that such Notes may be offered, resold, pledged or otherwise transferred only (a) pursuant to an exemption from registration under the Securities Act, including the exemption provided by Rule 144 thereunder (if available), (b) pursuant to an effective registration statement under the Securities Act (which the Purchasers acknowledge the Issuers have no obligation to furnish), or (c) to the Issuers or one of their respective Subsidiaries, in each of cases (a) through (c) above in accordance with any applicable securities laws of any State of the United States, and that it will notify any subsequent Purchasers of Securities from it of the resale restrictions referred to above, as applicable.

(c)                                  Such Purchaser (a) is able to fend for itself in the transactions contemplated by this Agreement, (b) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its prospective investment in the Securities and (c) has the ability to bear the economic risks of its prospective investment and can afford the complete loss of such investment.

(d)                                 Such Purchaser acknowledges that (a) it has conducted its own investigation of the Issuers and the terms of the Securities, (b) it has had access to such financial and other information as it deems necessary to make its decision to purchase the Securities and that the information provided is the only information provided by the Issuers and (c) it has been offered the opportunity to ask questions of the Issuer and received answers thereto, as it deemed necessary in connection with the decision to purchase the Securities.  The foregoing, however, does not limit or modify the representations and warranties of the Issuers under this Agreement or the right of the Purchasers to rely in good faith thereon.

(e)                                  The Purchasers understand that the Issuers and their counsel will rely upon the truth and accuracy of the foregoing representations and acknowledgements.

5.                                      Agreements.  The JEH Parties jointly and severally agree with each Purchaser that:

(a)                                 None of the JEH Parties, their respective Affiliates, or any person acting on its or their behalf will, directly or indirectly, make offers or sales of any security, or solicit offers to buy any security, under circumstances that would require the registration of the Securities under the Act.

(b)                                 The JEH Parties will cooperate with the Purchasers and use their best efforts to permit the Securities to be eligible for clearance and settlement through The Depository Trust Company.

(c)                                  Each of the Securities will bear, to the extent applicable, the following legends:

(i)                                     Private Placement Legend:

“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR ANY STATE OR OTHER SECURITIES LAWS.  NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION.  BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE HOLDER (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) (A “QIB”), (B) IT IS NOT A U.S. PERSON, IS NOT ACQUIRING THIS SECURITY FOR THE ACCOUNT OR BENEFIT OF A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER

THE SECURITIES ACT OR (C) IT IS AN INSTITUTIONAL “ACCREDITED INVESTOR” (AS DEFINED IN RULE 501(A)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT) (AN “IAI”), (2) AGREES THAT IT WILL NOT, WITHIN THE TIME PERIOD REFERRED TO UNDER RULE 144 (TAKING INTO ACCOUNT THE PROVISIONS OF RULE 144(d) UNDER THE SECURITIES ACT, IF APPLICABLE) UNDER THE SECURITIES ACT AS IN EFFECT ON THE DATE OF THE TRANSFER OF THIS SECURITY, OFFER, RESELL OR OTHERWISE TRANSFER THIS SECURITY EXCEPT (A) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, (B) TO A PERSON WHOM THE HOLDER REASONABLY BELIEVES IS A QIB PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QIB IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, (C) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 903 OR 904 OF REGULATION S UNDER THE SECURITIES ACT, (D) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE), (E) TO AN IAI THAT, PRIOR TO SUCH TRANSFER, FURNISHES TO THE TRUSTEE A SIGNED LETTER CONTAINING CERTAIN REPRESENTATIONS AND AGREEMENTS RELATING TO THE REGISTRATION OF TRANSFER OF THIS SECURITY (THE FORM OF WHICH LETTER CAN BE OBTAINED FROM THE TRUSTEE) AND, IF REQUESTED BY THE COMPANY, AN OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY AND SUCH OTHER INFORMATION SATISFACTORY TO THE COMPANY THAT SUCH TRANSFER IS IN COMPLIANCE WITH THE SECURITIES ACT OR (F) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND, IN EACH CASE, IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS, AND (3) AGREES THAT IT WILL DELIVER TO EACH PERSON TO WHOM THIS SECURITY OR AN INTEREST HEREIN IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND.  IN CONNECTION WITH ANY TRANSFER OF THIS SECURITY OR ANY INTEREST HEREIN WITHIN THE TIME PERIOD REFERRED TO ABOVE, THE HOLDER MUST CHECK THE APPROPRIATE BOX SET FORTH ON THE REVERSE HEREOF RELATING TO THE MANNER OF SUCH TRANSFER AND SUBMIT THIS CERTIFICATE TO THE TRUSTEE.  AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION,” “UNITED STATES” AND “U.S. PERSON” HAVE THE MEANINGS GIVEN TO THEM BY RULE 902 OF REGULATION S UNDER THE SECURITIES ACT.  THE INDENTURE CONTAINS A PROVISION REQUIRING THE TRUSTEE TO REFUSE TO REGISTER ANY TRANSFER OF THIS SECURITY IN VIOLATION OF THE FOREGOING RESTRICTIONS.”

(ii)                                  Global Note Legend:

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (2) THIS

GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUERS.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.  UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE ISSUERS OR THEIR AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(d)                                 The JEH Parties will not take, directly or indirectly, any action designed to, or that has constituted or that might reasonably be expected to, cause or result, under the Exchange Act or otherwise, in stabilization or manipulation of the price of any security of the JEH Parties to facilitate the sale or resale of the Securities.

(e)                                  The JEH Parties, jointly and severally, agree to pay the costs and expenses relating to the following matters:  (i) the preparation of the Indenture, the Registration Rights Agreement and the issuance of the Securities and the fees of the Trustee; (ii) the issuance and delivery of the Securities; (iii) any stamp or transfer taxes in connection with the original issuance and sale of the Securities; (iv) the printing (or reproduction) and delivery of this Agreement and all other agreements or documents printed (or reproduced) and delivered in connection with the offering of the Securities; (v) the fees and expenses of the accountants of the JEH Parties and the fees and expenses of counsel (including local and special counsel) for the JEH Parties; and (vi) all other costs and expenses incident to the performance by the JEH Parties of its obligations hereunder. Except as provided in this Section 5(e) and Section 8, the Purchasers shall pay their own expenses, including the fees and disbursements of their counsel; provided, however, that the JEH Parties agree to reimburse the Purchasers for up to $250,000 of reasonable, documented and out-of-pocket costs and expenses (allocated among the Purchasers in accordance with their respective Applicable Percentages).

6.                                      Conditions to the Obligations of the Purchasers.  The obligations of the Purchasers to purchase the Securities shall be subject to the accuracy of the representations and warranties of the JEH Parties contained herein as of the date hereof and the Closing Date, to the accuracy of the statements of the JEH Parties made in any certificates pursuant to the provisions hereof, to the performance by the JEH Parties of their respective obligations hereunder and to the following additional conditions:

(a)                                 The Issuers shall have requested and caused Baker Botts L.L.P., counsel for the Issuers, to furnish to the Purchasers its opinion, dated the Closing Date and addressed to the Purchasers, in form and substance satisfactory to the Purchasers, to the effect set forth in Annex C hereto.

(b)                                 The Issuers shall have furnished to the Purchasers a certificate of each of the JEH Parties, signed by (x) the Chairman of the Board, the President or Chief Executive Officer and (y) the principal financial or accounting officer of the Company, dated the Closing Date, to the effect that the signers of such certificate have carefully examined this Agreement and that:

(i)                                     the representations and warranties of the JEH Parties in this Agreement are true and correct on and as of the Closing Date with the same effect as if made on the Closing Date, and each of the JEH Parties has complied with all the agreements and satisfied all the conditions on its part to be performed or satisfied hereunder at or prior to the Closing Date; and

(ii)                                  since the date of the most recent financial statements provided to the Purchasers, there has been no material adverse change in the condition (financial or otherwise), prospects, earnings, business or properties of the JEH Parties and their respective subsidiaries, taken as a whole, whether or not arising from transactions in the ordinary course of business, except as set forth in or contemplated in the Company SEC Documents.

(c)                                  Subsequent to the date hereof, there shall not have been any change, or any development involving a prospective change, in or affecting the condition (financial or otherwise), prospects, earnings, business or properties of the JEH Parties and their respective subsidiaries taken as a whole, whether or not arising from transactions in the ordinary course of business, the effect of which is so material and adverse as to make it impractical or inadvisable to proceed with the offering or delivery of the Securities.

(d)                                 The Securities shall be eligible for clearance and settlement through The Depository Trust Company.

(e)                                  Prior to the Closing Date, the JEH Parties shall have furnished to the Purchasers such further information, certificates and documents as the Purchasers may reasonably request.

(f)                                   The transactions contemplated by the Purchase Agreement dated as of the date hereof among Jones Energy Finance Inc. and GSO Special Situations Fund LP, GSO Special Situations Overseas Master Fund Ltd., GSO Energy Market Opportunities Fund LP, MTP

Energy Master Fund Ltd, MTP Energy Opportunities Fund LLC, and Triangle Peak Partners II, LP shall have been consummated substantially concurrently herewith.

If any of the conditions specified in this Section 6 shall not have been fulfilled when and as provided in this Agreement, or if any of the opinions and certificates mentioned above or elsewhere in this Agreement shall not be reasonably satisfactory in form and substance to the Purchasers and their counsel, this Agreement and all obligations of the Purchasers hereunder may be cancelled at, or at any time prior to, the Closing Date by the Purchasers.  Notice of such cancellation shall be given to the Issuers in writing or by telephone or facsimile confirmed in writing.

The documents required to be delivered by this Section 6 will be delivered at the office of Latham & Watkins LLP, counsel for the Purchasers, at 885 Third Avenue, New York, New York 10022 on the Closing Date.

7.                                      Reserved.

8.                                      Indemnification.

(a)                                 The Company agrees to indemnify each Purchaser and its Representatives and each person who controls any Purchasers within the meaning of the Securities Act or the Exchange Act (collectively, “Purchaser Related Parties”) from, and hold each of them harmless against, any and all losses, actions, suits, proceedings (including any investigations, litigation or inquiries), demands, and causes of action, and, in connection therewith, and promptly upon demand, pay or reimburse each of them for all reasonable costs, losses, liabilities, damages, or expenses of any kind or nature whatsoever, including, without limitation, the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them as a result of, arising out of, or in any way related to the breach of any of the representations, warranties or covenants of the Company contained herein, provided such claim for indemnification relating to a breach of any representation or warranty is made prior to the expiration of such representation or warranty.

(b)                                 Promptly after any Indemnified Party has received notice of any indemnifiable claim hereunder, or the commencement of any action, suit or proceeding by a third person, which the Indemnified Party believes in good faith is an indemnifiable claim under this Agreement, the Indemnified Party shall give the indemnitor hereunder (the “Indemnifying Party”) written notice of such claim or the commencement of such action, suit or proceeding, but failure to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability it may have to such Indemnified Party hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure. Such notice shall state the nature and the basis of such claim to the extent then known.  The Indemnifying Party shall have the right to defend and settle, at its own expense and by its own counsel, any such matter as long as the Indemnifying Party pursues the same diligently and in good faith. If the Indemnifying Party undertakes to defend or settle, it shall promptly notify the Indemnified Party of its intention to do so, and the Indemnified Party shall cooperate with the Indemnifying Party and its counsel in all commercially reasonable respects in the defense thereof and the settlement thereof. Such cooperation shall include, but shall not be limited to, furnishing the Indemnifying Party with any books, records and other information reasonably requested by the Indemnifying Party and in the Indemnified Party’s possession or control.  Such cooperation of the Indemnified Party shall be at the cost of the Indemnifying Party.  After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend or settle any such asserted liability, and for so long as the Indemnifying Party diligently pursues such defense, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted liability; provided, however, that the Indemnified Party shall be entitled (i) at its expense, to participate in the defense of such asserted liability and the negotiations of the settlement thereof and (ii) if (A) the Indemnifying Party has failed to assume the defense and employ counsel or (B) if the defendants in any such action include both the Indemnified Party and the Indemnifying Party and counsel to the Indemnified Party shall have concluded that there may be reasonable defenses available to the Indemnified Party that are different from or in addition to those available to the Indemnifying Party or if the interests of the Indemnified Party reasonably may be deemed to conflict with the interests of the Indemnifying Party, then the Indemnified Party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the Indemnifying Party as incurred.  Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not settle any indemnified claim without the consent of the Indemnified Party, unless the settlement thereof imposes no liability or obligation on, and includes a complete release from liability of, and does not contain any admission of wrong doing by, the Indemnified Party.

9.                                      Termination.  This Agreement shall be subject to termination in the absolute discretion of the Purchasers, by notice given to the Issuers prior to delivery of and payment for the Securities, if at any time prior to such time (i) trading of any securities issued or guaranteed by any of the JEH Parties shall have been suspended on any exchange or in any over-the-counter market; (ii) trading in securities generally on the New York Stock Exchange shall have been suspended or limited or minimum prices shall have been established on such exchange; (iii) a banking moratorium shall have been declared either by U.S. federal or New York State authorities; or (iv) there shall have occurred any outbreak or escalation of hostilities, declaration by the United States of a national emergency or war or other calamity or crisis the effect of which on financial markets is such as to make it, in the sole judgment of the Purchasers, impractical or inadvisable to proceed with the delivery of the Securities.

10.                               Representations and Indemnities to Survive.  The respective agreements, representations, warranties, indemnities and other statements of the JEH Parties or their respective officers and of the Purchasers set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation made by or on behalf of the Purchasers or the JEH Parties or any of the indemnified persons referred to in Section 8 hereof, and will survive delivery of and payment for the Securities.  The provisions of Sections 7 and 8 hereof shall survive the termination or cancellation of this Agreement.

11.                               Notices.  Except as otherwise provided in this Agreement, all notices, requests, claims, demands, waivers and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, return receipt requested, sent via facsimile (receipt confirmed) or electronic mail at the following addresses, facsimile numbers or electronic mail addresses (or at such other addresses, facsimile numbers or electronic mail addresses for a party as shall be specified by like notice) or otherwise delivered by hand or by messenger, as set forth in Schedule 11 hereto or in any such case to such other address, facsimile number, electronic mail address or telephone as either party may, from time to time, designate in a written notice given in a like manner.  If notice is provided by mail, it shall be deemed to be delivered three Business Days following delivery thereof, if notice is delivered via facsimile or electronic mail, it shall be deemed to be delivered upon receipt of electronic confirmation, and if notice is delivered by hand, messenger or overnight courier service, it shall be deemed to be delivered upon actual delivery.

12.                               Successors and Assigns.  All agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns whether so expressed or not.  Notwithstanding anything to the contrary contained herein, each of the Purchasers may assign its commitment to purchase the Securities hereunder in whole or in part to any direct or indirect subsidiary of such Purchaser or any of its affiliates and its affiliates’ limited partners and/or funds, entities and accounts managed or advised by its affiliates (any such transferee, a “Permitted Transferee” ) subject to such Permitted Transferee making the representations and warranties set forth in Section 4 and each such Permitted Transferee shall be entitled to the full benefit and be subject to the obligations of this Agreement as if such Person were a “Purchaser” hereunder.  This Agreement and the rights and obligations herein may not be assigned by the Issuers without the prior written consent of the Purchasers.

13.                               Integration.  This Agreement supersedes all prior agreements and understandings (whether written or oral) between the JEH Parties, or any of them, and the Purchasers, or any of them, with respect to the subject matter hereof.

14.                               Applicable Law.  This Agreement and any claim, controversy or dispute arising under or related to this Agreement will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed within the State of New York.

15.                               Waiver of Jury Trial.  The JEH Parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

16.                               Waiver of Tax Confidentiality.  Notwithstanding anything herein to the contrary, purchasers of the Securities (and each employee, representative or other agent of a purchaser) may disclose to any and all persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of any transaction contemplated herein and all materials of any kind (including opinions or other tax analyses) that are provided to the purchasers of the Securities relating to such U.S. tax treatment and U.S tax structure, other than any information for which nondisclosure is reasonably necessary in order to comply with applicable securities laws.

17.                               Counterparts.  This Agreement may be signed in one or more counterparts, each of which shall constitute an original and all of which together shall constitute one and the same agreement.

18.                               Headings.  The section headings used herein are for convenience only and shall not affect the construction hereof.

19.                               Compliance with USA Patriot Act.  In accordance with the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), the Purchasers are required to obtain, verify and record information that identifies their respective clients, including the JEH Parties, which information may include the name and address of their respective clients, as well as other information that will allow the Purchasers to properly identify their respective clients

20.                               Definitions.  The terms that follow, when used in this Agreement, shall have the meanings indicated.

“Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Affiliate” shall have the meaning specified in Rule 501(b) of Regulation D.

“Applicable Percentage” shall mean, with respect to each Purchaser, the amount, expressed as a percentage, equal to (a) the aggregate principal amount of the Securities, divided by (b) the principal amount of Securities set forth opposite such Purchaser’s name in Schedule I hereto.

“Business Day” shall mean any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorized or obligated by law to close in The City of New York.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commission” shall mean the Securities and Exchange Commission.

“Company SEC Documents” shall mean, collectively, the Company’s most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2013, and all other reports or proxy statements filed by the Company with the Commission since December 31, 2013 and prior to the date hereof.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Investment Company Act” shall mean the Investment Company Act of 1940, as amended, and the rules and regulations of the Commission promulgated thereunder.

“organizational documents” shall mean (a) in the case of a corporation, its charter and by-laws; (b) in the case of a limited liability company, its articles of organization, certificate of formation or similar organizational documents and its operating agreement, limited liability company agreement, membership agreement or other similar agreement; and (c) in the case of any other entity, the organizational and governing documents of such entity.

“Regulation D” shall mean Regulation D under the Act.

“Regulation S” shall mean Regulation S under the Act.

“Regulation S-X” shall mean Regulation S-X under the Act.

“Representatives” of any Person means the Affiliates, officers, directors, managers, employees, agents, counsel, accountants, investment bankers, advisors, subadvisors and other representatives of such Person.

“Trust Indenture Act” shall mean the Trust Indenture Act of 1939, as amended, and the rules and regulations of the Commission promulgated thereunder.

If the foregoing is in accordance with your understanding of our agreement, please sign and return to us the enclosed duplicate hereof, whereupon this letter and your acceptance shall represent a binding agreement between the JEH Parties and the several Purchasers.

Very truly yours,

Jones Energy Holdings, LLC

By:	/s/ Jonny Jones
Name: Jonny Jones
Title: Chief Executive Officer

Jones Energy Finance Corp.

By:	/s/ Jonny Jones
Name: Jonny Jones
Title: Chief Executive Officer

Jones Energy, Inc.

By:	/s/ Jonny Jones
Name: Jonny Jones
Title: Chief Executive Officer

Nosley Assets, LLC

By:	/s/ Jonny Jones
Name: Jonny Jones
Title: Chief Executive Officer

Jones Energy, LLC

By:	/s/ Jonny Jones
Name: Jonny Jones
Title: Chief Executive Officer

[Signature Page to Purchase Agreement]

The foregoing Agreement is hereby
confirmed and accepted as of the
date first above written.

GSO SPECIAL SITUATIONS MATER FUND LP
By: GSO Capital Partners LP, its investment advisor

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

GSO Energy Market Opportunities Fund LP
By: GSO Energy Market Opportunities Associates, LLC, as its General Partner

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

The foregoing Agreement is hereby
confirmed and accepted as of the
date first above written.

MTP ENERGY MASTER FUND LTD.
By: MTP Energy Management LLC
Its: Investment manager
By: Magnetar Financial LLC, Sole Member

By:	/s/ Paul Smith
Name: Paul Smith, Chief Legal Officer

MTP ENERGY OPPORTUNITIES FUND LLC
By: MTP Energy Management LLC
Its: Investment manager
By: Magnetar Financial LLC
Its: Sole Member

By:	/s/ Paul Smith
Name: Paul Smith, Chief Legal Officer

Triangle Peak Partners II, LP
By: Triangle Peak Partners II General Partner, LLC,
General Partner of Triangle Peak Partners II, LP

By:	/s/ Michael C. Morgan
Name: Michael C. Morgan
Title: Managing Member

[Signature Page to Purchase Agreement]

SCHEDULE I

Purchasers	Principal Amount of Securities to be Purchased
GSO Special Situations Master Fund LP	83,333,000

GSO Energy Market Opportunities Fund LP	41,667,000

MTP Energy Master Fund Ltd.	102,500,000

MTP Energy Opportunities Fund LLC	18,333,000

Triangle Peak Partners II, LP	4,167,000

Total	U.S.$	250,000,000

ANNEX A

SIGNIFICANT SUBSIDIARIES

Jones Energy Holdings, LLC

Jones Energy Finance Corp.

Nosley Assets, LLC

Jones Energy, LLC

ANNEX B

FORM OF DESCRIPTION OF NOTES

ANNEX C

FORM OF OPINION OF ISSUERS COUNSEL

(i)                                     Assuming (i) the accuracy of the representations and warranties of the Issuers, the Guarantors and the Purchasers set forth in the Agreement and (ii) the due performance and compliance by the Issuers, the Guarantors and the Purchasers of their respective covenants and agreements set forth in the Agreement, the offer, sale and delivery of the Securities to the Purchasers and in the manner contemplated by the Agreement, do not require registration under the Act, provided, however, that such counsel need not express any opinion as to any subsequent reoffer or resale of any of the Securities; and it is not necessary to qualify an indenture in respect thereof under the Trust Indenture Act.

(ii)                                  Each of the JEH Parties is not and, after giving effect to the offering and sale of the Securities and the application of the proceeds thereof, will not be an “investment company” as defined in the Investment Company Act.

(iii)                               Each of the JEH Parties is validly existing as a limited liability company or corporation, as the case may be, in good standing under the laws of the jurisdiction in which it is chartered or organized with full limited liability company or corporate power and authority, as the case may be, to own or lease, as the case may be, and to operate its properties and conduct its business as described in the Company SEC Documents, and is duly qualified to do business as a foreign entity and is in good standing under the laws of each jurisdiction set forth opposite its name on an annex to be attached to such counsel’s opinion.

(iv)                              The Company owns of record 25.4% of the issued and outstanding membership interests in JEH LLC (“JEH LLC Units”); the JEH LLC Units have been duly and validly authorized and issued, fully paid and non-assessable (except as such nonassessability may be affected by Sections 18-607 and 18-804 of the Delaware LLC Act, as applicable, and limited to the extent set forth in JEH LLC’s organizational documents) and are owned by the Company, free and clear of any lien, charge, encumbrance or security interest (each, a “Lien”) in respect of which a financing statement under the Uniform Commercial Code of the State of Delaware naming the Company as the debtor is on file in the office of the Secretary of State of the State of Delaware, other than those Liens that may exist pursuant to that certain Credit Agreement, dated as of December 31, 2009, among Jones Energy Holdings, LLC, as Borrower, Wells Fargo Bank, N.A., as Administrative Agent, Wells Fargo Securities, LLC, as Sole Lead Arranger and Sole Bookrunner, and the lenders thereto, as amended through the date hereof (the “Credit Agreement”).

(v)                                 JEH LLC owns of record 100% of the outstanding shares of capital stock of Finance Corp (the “Finance Corp Shares”); the Finance Corp Shares have been duly and validly authorized and issued, fully paid and non-assessable and are owned by JEH LLC, free and clear of any Lien in respect of which a financing statement under the Uniform Commercial Code of the State of Delaware naming JEH LLC as the debtor is on file in the office of the Secretary of State of the State of Delaware, other than those Liens that may exist pursuant to the Credit Agreement.

(vi)                              All the outstanding membership interests or other equity interests in each of the Subsidiary Guarantors and each of their respective subsidiaries have been duly and validly authorized and issued, are fully paid and non-assessable (except as such nonassessability may be affected by Sections 18-607 and 18-804 of the Delaware LLC Act and Sections 101.206 and 101.613 of the Texas Business Organization Code, as applicable, and limited to the extent set forth in each entity’s organizational documents) and are owned directly or indirectly by JEH LLC, free and clear of any Lien in respect of which a financing statement under the Uniform Commercial Code of the State of Delaware naming JEH LLC as the debtor is on file in the office of the Secretary of State of the State of Delaware, other than those Liens that may exist pursuant to the Credit Agreement.

(vii)                           Each of the JEH Parties has all requisite corporate or limited liability company power and authority to execute and deliver each of the Transaction Documents to which it is a party and to perform its obligations thereunder; and all corporate or limited liability company action required to be taken for the due and proper authorization, execution and delivery by the JEH Parties of the Transaction Documents to which it is a party and the consummation by it of the transactions contemplated thereby has been validly taken.

(viii)                        None of the execution, delivery and performance of this Agreement, the Registration Rights Agreement or the Indenture, the issuance and sale of the Securities, the issuance of the Exchange Securities, or the consummation of any other of the transactions herein or therein contemplated, will (A) result in a breach or violation of any of the terms or provisions of, or constitute a default under, any Filed Agreements, (B) constitute a violation of the provisions of the agreement of bylaws, limited partnership agreement, limited liability company agreement or other organizational documents of any of the JEH Parties; or (C) result in a violation of the Delaware LP Act, the Delaware LLC Act, the Delaware General Corporation Law, the laws of the State of Texas or the federal laws of the United States of America applicable to any of the JEH Parties, except, in the case of clauses (A) and (C) above, for such breach, violation, or default that would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect, and except with respect to clause (C), for federal or state securities laws or anti-fraud laws.

(ix)                              The Purchase Agreement has been duly authorized, executed and delivered by each of the JEH Parties party thereto.

(x)                                 The Registration Rights Agreement has been duly authorized, executed and delivered by each of the JEH Parties, and (assuming the due authorization, execution and delivery thereof by the Purchasers) is a valid and legally binding agreement of each of the JEH Parties, enforceable against each of them in accordance with its terms; provided that the enforceability thereof is subject to (i) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting the rights and remedies of creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (ii) public policy, applicable law relating to fiduciary duties and indemnification and contribution and an implied covenant of good faith and fair dealing (the “Enforceability Exceptions”);

(xi)                              The Indenture has been duly authorized, executed and delivered by each of the JEH Parties, and (assuming the due authorization, execution and delivery thereof by the Trustee) is a valid and legally binding agreement of each of the JEH Parties, enforceable against each of them in accordance with its terms; provided that the enforceability thereof is subject to the Enforceability Exceptions;

(xii)                           The Notes have been duly authorized and validly executed by each of the Issuers. When the Notes have been duly authenticated by the Trustee in the manner provided for in the Indenture and delivered to and paid for by the Purchasers under this Agreement, and assuming the due authorization, execution and delivery of the Indenture by the Trustee, will constitute the legal, valid and binding obligations of the Issuers, enforceable against them in accordance with their respective terms, except as enforcement thereof may be limited by the Enforceability Exceptions.

(xiii)                        The Guarantees have been duly authorized by each of the Guarantors.  When the Notes have been duly issued and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Purchasers under this Agreement, and assuming the due authorization, execution and delivery of the Indenture by the Trustee, the Guarantees will constitute the legal, valid and binding obligations of the Guarantors enforceable against them in accordance with their respective terms, except as enforcement thereof may be limited by the Enforceability Exceptions.

(xiv)                       The Exchange Notes, when duly executed, authenticated, issued and delivered as contemplated by the Registration Rights Agreement and the Indenture, and assuming the due authorization, execution and delivery of (A) the Indenture by the Trustee and (B) the Registration Rights Agreement by the Purchasers, will be duly and validly issued and outstanding and will constitute the legal, valid and binding obligations of the Issuers, enforceable against them in accordance with their respective terms, except as enforcement thereof may be limited by the Enforceability Exceptions.

(xv)                          The Exchange Guarantees have been duly authorized by each of the Guarantors.  When the Exchange Notes have been duly issued and authenticated in accordance with the provisions of the Indenture and delivered as provided in the Registration Rights Agreement and the Indenture, and assuming the due authorization, execution and delivery of (A) the Indenture by the Trustee and (B) the Registration Rights Agreement by the Purchasers, the Exchange Guarantees will constitute the legal, valid and binding obligations of the Guarantors enforceable against them in accordance with their respective terms, except as enforcement thereof may be limited by the Enforceability Exceptions.

(xvi)                       No consent, approval, authorization, filing with or order of any Delaware, Texas, New York or federal court or governmental agency or body having jurisdiction over any of the JEH Parties under the Delaware General Corporation Law, the Delaware LLC Act, the laws of the State of Texas, the laws of the State of New York or federal law is required in connection with the due execution and delivery of this Agreement, the Registration Rights Agreement or the Indenture or the issuance and sale of the Securities by the Issuers and the Guarantors and the performance by the Issuers and the Guarantors of their respective obligations thereunder, subject to the Enforceability Exceptions, except (i) such as may be required under applicable states securities or “Blue Sky” laws, as to which we express no opinion, (ii) with respect to the Exchange Securities, as may be required under the Securities Act and applicable state securities or “Blue Sky” laws as contemplated by the Registration Rights Agreement, as to which we express no opinion, (iii) with respect to the Trustee and the Indenture in respect of the Exchange Securities, as may be required under the Trust Indenture Act, as to which we express no opinion or (iv) for such consents that have been obtained or made.

In rendering such opinion, such counsel may (i) rely in respect of matters of fact upon certificates of officers and employees of the Company and the Issuers and upon information obtained from public officials, (ii) assume that all documents submitted to such counsel as originals are authentic, that all copies submitted to such counsel conform to the originals thereof, and that the signatures on all documents examined by such counsel are genuine, (iii) state that its opinion is limited to matters governed by federal law, the laws of the State of New York, the Texas Limited Liability Company Act, the Delaware General Corporation Law and the Delaware LLC Act, (iv) with respect to the opinions expressed as to the good standing or due qualification or registration as a foreign corporation or limited liability company, as the case may be, of the JEH Parties and each of their respective subsidiaries, state that such opinions are based upon certificates of good standing provided by the Secretary of State of the state of formation and certificates of foreign qualification or registration provided by the Secretary of State of the states listed on an annex to be attached to such counsel’s opinion (each of which shall be dated as of a date not more than fourteen days prior to the Closing Date and shall be provided to counsel to the Purchasers), (v) state that they express no opinion with respect to (A) any permits to own or operate any real or personal property or (B) state or local taxes or tax statutes to which any of the members of JEH Parties may be subject; and (vi) with respect to the opinions expressed in paragraphs (vi), (vii) and (viii) relating to the existence of any lien for which a financing statement under the Uniform Commercial Code is on file, rely solely upon such counsel’s review of reports, dated as of recent dates, prepared by CT Lien Solutions, a Wolters Kluwer Company, purporting to describe all financing statements on file as of the dates thereof in the office of the Secretary of State of the State of Delaware, naming any of the JEH Parties as debtor.